AMENDED AND RESTATED
MANAGEMENT AND FEE AGREEMENT

                  AMENDED AND RESTATED MANAGEMENT AND FEE AGREEMENT (this “Agreement”), dated as of February 20, 2004, between BUFFETS, INC., a Minnesota corporation (the “Company”) and CxCIC LLC, a Delaware limited liability company (“CIC”).

                  WHEREAS, the Company desires for CIC to provide certain ongoing advisory and management services to the Company, and CIC is willing to provide such services subject to the terms and conditions contained herein;

                  WHEREAS, the parties hereto wish to amend and restate the Management and Fee Agreement, dated as of October 2, 2000, between the Company and CIC as more fully set forth herein, among other things, to allow for the prepayment of certain fees payable to CIC;

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Services. During the term of this Agreement, CIC shall provide such acquisition and financial advisory services (the “Services”) to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request, including without limitation: providing general business advice, including recommendations as to, and identification of, acquisitions and dispositions of operating entities; structuring and negotiating transactions and recommending positions in or securities of selected entities; identifying, structuring and obtaining bank, institutional and other sources of financing needed or appropriate in connection with any proposed transaction, arranging appropriate introductions and marketing the financing proposals; and supervising the preparation and review of all documents required to complete each transaction.

                  Section 2. Compensation. (a) In consideration of the Services previously provided and to be provided in accordance with Section 1, the Company shall pay to CIC an advisory and management fee equal to 2% of Consolidated EBITDA of the Company for each calendar year. All fees shall be pro-rated for partial years. The Company shall pay CIC fees in arrears thirteen times a year within two weeks of the end of each of the Company’s thirteen fiscal periods, subject to the 2% limit described above. For the purposes of this Agreement, the term “Consolidated EBITDA” shall have the meaning ascribed thereto in the Credit Agreement among Buffets Holdings, Inc., the Company, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc. and FleetBoston Robertson Stephens Inc., as co-lead arrangers and joint book-running managers, Lehman Commercial Paper Inc., as administrative agent, Fleet National Bank, as syndication agent and First Union National Bank, as documentation agent, dated as of October 2, 2000 (the “Credit Agreement”).

                  (b)  At either party’s election, the advisory and management fee referred to in Section 2(a) of this Agreement shall be prepaid by the Company to CIC on December 31 of a given year in advance of the next succeeding calendar year (a “Prepayment Election”). In the event of a Prepayment Election, the amount to be prepaid (the “Prepayment Amount”) shall be equal to the product of (x) 2% of the Company’s reasonably projected EBITDA (“Projected EBITDA”) for the next succeeding calendar year and (y) 0.95. Should the actual Consolidated EBITDA for the period covered by the Prepayment Election differ from the Projected EBITDA for such period, the product of (x) such difference and (y) 0.02 shall be paid to the Company or CIC, as applicable, by the other party no later than March 31 of the next succeeding calendar year. In the event that an event of default under any debt instrument of the Company has occurred and is continuing and the Prepayment Amount has been paid for the calendar year in which such event of default occurred, CIC shall promptly return to the Company an amount equal to the product of (x) the Prepayment Amount and (y) a fraction, the numerator of which is the number of months remaining in the calendar year (including the month in which such event of default has occurred) and the denominator of which is 12. Notwithstanding anything to the contrary set forth in this Section 2(b), on the first day in any year upon which the full amount of the advisory and management fee payable with respect to such year shall be permitted to be paid, such full amount shall be paid, and upon the first day upon which any partial amount of the advisory and management fee that would have been payable with respect to any prior year except for the provisions of the immediately preceding sentence, such partial amount shall be paid. Notwithstanding anything herein to the contrary, a Prepayment Election may not be made for any period in which the Prepayment Amount would exceed $10.0 million.

                  (c)  If the Company is involved in any acquisitions, dispositions or sale of the Company or Buffets Holdings, Inc., financings or similar transactions with respect to which CIC provides services, a 1% investment banking fee shall also be paid by the Company to CIC.

                  Section 3. Reimbursement. CIC and its affiliates shall be entitled to reimbursement of all out-of-pocket expenses (including, without limitation, legal, accounting, consulting and travel fees and expenses) incurred in connection with the performance of this Agreement (other than salary expenses and associated overhead charges), which amounts shall be promptly reimbursed by the Company upon request.

                  Section 4. Indemnity. (a) None of CIC or its affiliates or any of their respective partners, officers, directors, stockholders, affiliates, agents or employees (each an “Indemnified Party”) shall have any liability to the Company for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.

                  (b)  The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Indemnified Party in any action or proceeding between the Company and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of or otherwise in respect of this Agreement or any Indemnified Party’s equity interest in the Company. To the extent that the foregoing indemnification is not permitted by law, each of the Indemnified Parties and the Company shall be subject and entitled to contribution based upon the relative benefits (in the case of CIC, not to exceed in any event the amount of fees paid to CIC hereunder) received by each and, if legally required, based upon the relative fault of each of the Indemnified Parties and the Company.

                  Section 5. Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, that the Company shall be entitled to assign this Agreement to any person that is an affiliate of the Company or that otherwise assumed or is a successor to substantially all of the assets and the liabilities of the Company; provided further, that CIC shall be entitled to assign this Agreement to any person that is an affiliate of CIC and that is reasonably able to provide the Services required hereby.

                  Section 6. Modification. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by the parties hereto, or their respective successors or assigns.

                  Section 7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

                  Section 8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid and return receipt requested. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(a)	if to CIC, to:

CxCIC LLC
c/o Caxton-Iseman Capital, Inc.
500 Park Avenue, Floor 8
New York, New York 10022

Attention: Frederick J. Iseman
Telephone: (212) 774-5801
Facsimile: (212) 832-9450

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention: Carl L. Reisner, Esq.
Telephone: (212) 373-3017
Facsimile: (212) 757-3990

(b)	if to the Company, to:

Buffets, Inc.
1460 Buffet Way
Eagan, Minnesota 55121

Attention: Kerry A. Kramp
Telephone: (651) 365-2757
Facsimile: (651) 365-0911

Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

                  Section 9. Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of New York.

                  Section 10. Termination. This Agreement may be terminated by mutual consent of the parties hereto. The provisions of Section 4 and the obligations of the Company under Section 2 (including, without limitation, rights to future payment in accordance with Section 2(c)) and Section 3 with respect to any compensation or reimbursement for expenses shall not be determined without the prior written consent of CIC.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFETS, INC.

By:	/s/ R. Michael Andrews Jr.

Name:	R. Michael Andrews, Jr.
Title:	Chief Financial Officer

CxCIC LLC

By:	/s/ Fred Iseman

Name:	Fred Iseman
Title:	Chairman